Exhibit 10.2
COMMUNITY FIRST BANK & TRUST
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AMENDED AND RESTATED
PARTICIPATION AGREEMENT
     THIS AMENDED AND RESTATED PARTICIPATION AGREEMENT (the “Participation Agreement”) is entered into as of this 27th day of December, 2010, by and between Community First Bank & Trust (the “Employer”), and Dianne Scroggins, an executive of the Employer (the “Participant”).
RECITALS:
     WHEREAS, the Employer has adopted the Plan (as defined below) effective as of August 16, 2005, as amended, and the Administrator has determined that the Participant shall be eligible to participate in the Plan on the terms and conditions set forth in this Participation Agreement and the Plan; and
     WHEREAS, the Employer and Participant entered into a Participation Agreement, dated September 1, 2005 (the “Original Participation Agreement”) which provided for the Participant’s participation in the Plan; and
     WHEREAS, the Employer and Participant desire to provide additional clarity to the Original Participation Agreement through the inclusion of correctional language surrounding concepts of vesting and the Participant’s ability to receive a benefit related to her Early Retirement; and
     WHEREAS, the Original Participation Agreement provides for the amending of the Original Participation Agreement through a duly executed instrument in writing signed by the Employer and the Participant; and
     WHEREAS, the Employer and Participant desire to have this signed Participation Agreement act as a clarification through amendment of the Original Participation Agreement by a duly executed written instrument signed by the Employer and the Participant.
     NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants set forth herein, the parties agree as follows:
     1. Definitions. Except as otherwise provided, or unless the context otherwise requires, the terms used in this Participation Agreement shall have the same meanings as set forth in the Plan.
     2. Plan. Plan means the Community First Bank & Trust Supplemental Executive Retirement Plan, effective as of August 16, 2005, as amended, as the same may be altered or supplemented in any validly executed Participation Agreement.
     3. Incorporation of Plan. The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated into this Participation Agreement as if fully set forth herein and the parties hereby agree to be bound by all of the terms and provisions contained in the Plan. The Participant hereby acknowledges receipt of a copy of the Plan and, subject to the foregoing, confirms her understanding and acceptance of all of the terms and conditions contained therein.

     4. Effective Date of Participation. The effective date of the Participant’s participation in the Plan shall be September 1, 2005 (the “Participation Date”).
     5. Normal Retirement Age. The Participant’s Normal Retirement Age for purposes of the Plan and this Participation Agreement is age sixty-five (65).
     6. Year of Service. A Participant’s “Years of Service” shall be measured by employment during a twelve (12) month period commencing on the Participant’s date of hire and anniversaries thereof, whether such employment began before or after the Participation Date.
     7. Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed under the Plan and this Participation Agreement, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their Beneficiaries, or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Participant shall be required to look to the provisions of the Plan and to the Employer itself for enforcement of any and all benefits due under this Participation Agreement, and, to the extent the Participant acquires a right to receive payment under the Plan and this Participation Agreement, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under the Plan and this Participation Agreement.
     8. Provisions Related to SERP Benefit.
          (a) SERP Benefit. Subject to the vesting schedule as provided for herein below, the SERP Benefit for the Participant shall be an annual benefit of twenty-five percent (25%) of Participant’s average final base salary over the immediately preceding full twenty-four (24) calendar months prior to the Participant’s Termination of Employment (upon Normal Retirement, Early Retirement or other Termination of Employment, other than termination for Cause, pursuant to which benefits are payable hereunder). Participant’s base salary calculation shall be provided by Employer’s payroll department.
          (b) Normal Retirement Vesting. Participant shall vest in her SERP Benefit based on the following schedule:

Participant’s	Percentage (%) vested in
Years of Service	Participant’s SERP Benefit
1-10	0%
11	20%
12	40%
13	60%
14	80%
15	100%

          (c) Early Retirement Vesting. Notwithstanding anything to the contrary contained herein, in the event Participant has attained sixty (60) years of age and has completed fifteen (15) Years of Service prior to her Termination of Employment, Participant shall become one-hundred percent (100%) vested in her SERP Benefit and eligible for a SERP Benefit distribution pursuant to Participant’s Early Retirement. For purposes of the Plan and this Participation Agreement, Early Retirement shall mean Participant’s voluntary Termination of Employment, subsequent to the satisfying the Early Retirement requirements contained herein, prior to Participant’s attainment of Normal Retirement Age.
          (d) Change of Control. Participant shall be one hundred percent (100%) vested in her SERP Benefit upon a Change of Control, as provided for herein. Upon a Change of Control (as defined in the Plan and as is consistent with Section 1.409A-3(i)(5) of the Regulations), the payment of Participant’s SERP Benefit determined hereunder, shall not be distributed to Participant or her Beneficiary until the Participant’s Termination of Employment from the Employer. Subject to the restrictions of Section 4.3 of the Plan, upon Participant’s Termination of Employment within two (2) years after a Change of Control (other than by Normal Retirement or Early Retirement), the present value (as of the date of the Termination of Employment and using the discount rate specified in Code Section 1274 in effect at the time of Participant’s Termination of Employment; discounted back from the Participant’s Normal Retirement Age) of the Participant’s aggregate SERP Benefit shall be paid out in a lump sum distribution to the Participant, or her Beneficiary, as soon as administratively feasible following Participant’s Termination of Employment, but no later than ninety (90) days, following such Termination of Employment. Notwithstanding the foregoing, if the Participant’s Termination of Employment occurs after two (2) years following a Change of Control (other than upon Normal Retirement or Early Retirement), the Participant’s SERP Benefit shall be paid in accordance with Section 8(e) below.
          (e) Form of SERP Benefit Payment. Subject to the restrictions of Section 4.3 of the Plan, the annual SERP Benefit (other than in connection with Participant’s death, Disability or Termination of Employment within two (2) years following a Change of Control) shall be paid each year in equal monthly installments as of the first day of each calendar month and shall be paid for ten (10) years following the Participant’s Normal Retirement, Early Retirement, Termination of Employment occurring more than two (2) years following a Change of Control or in the case of Termination of Employment other than in connection with Normal Retirement or Early Retirement upon the Participant’s attaining Normal Retirement Age, as applicable.
          (f) Post Retirement Death Benefit. Participant’s SERP Benefit shall be payable for ten (10) years. In the event Participant dies during the ten (10) year SERP Benefit distribution period, Participant’s Beneficiary, as designated pursuant to this Participation Agreement, will receive the present value of the remaining SERP Benefit distributions in a lump sum. For purposes of this Participation Agreement, the present value of the remaining SERP Benefit shall be calculated based on the discount rate found in Code Section 1274, in effect at the time of Participant’s death; discounted back from the Participant’s Normal Retirement Age. Such distribution under this subsection shall occur as soon as administratively feasible following Participant’s death, but no later than ninety (90) days following such death.
          (g) Pre-Retirement Death Benefit Distribution. In the event of Participant’s death prior to Normal Retirement, such Participant’s Beneficiary(ies) shall be entitled to a Pre-Retirement

Death Benefit equal to the present value of the aggregate SERP Benefit payments, irrespective of any vesting provisions herein. This Pre-Retirement Death Benefit shall be distributed to Participant’s Beneficiary(ies) in a lump sum amount as soon as administratively feasible following the Participant’s death, but no later than ninety (90) days following such death. For purposes of this Agreement, the present value of the SERP Benefit shall be calculated based on the discount rate found in Code Section 1274, in effect at the time of Participant’s death; discounted back from the Participant’s Normal Retirement Age.
          (h) Disability. The Participant shall be one hundred percent (100%) vested in her Accrued SERP Benefit (as calculated in accordance with the vesting schedule provided in Section 8(b) above) upon her Disability, as provided for herein. For purposes of the Plan and this Participation Agreement, a Participant shall be considered disabled if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Subject to the restrictions found in Plan Section 4.3, Distributions to Specified Employees (to the extent applicable), the Participant’s Accrued SERP Benefit upon Participant’s Disability under this subsection shall be distributed to Participant as soon as administratively feasible, but no later than ninety (90) days following Participant’s Disability, in a single lump sum.
          (i) Non-Compete Agreement. Notwithstanding anything contrary contained herein, Participant acknowledges and agrees with the Employer that Participant’s services to the Employer are unique in nature and that the Employer would be irreparably damaged if Participant were to provide similar services to any person or entity competing with the Employer. Participant accordingly covenants and agrees that for a period commencing on the date of this Agreement and ending one (1) year after he or she ceases to be employed by the Employer, Participant will not directly or indirectly own, operate, manage, control, participate in, consult with, render for service, be employed by or assist in any way any entity within thirty (30) miles of any Employer affiliated office which is competitive with the Employer. For purposes hereof, an entity shall be considered to be “competing with” or “competitive with” the Employer if its core business is in the banking and/or financial services industry. In the event of Participant’s violation of this non-compete agreement, the Participant shall immediately forfeit all benefits associated with Participant’s participation in the Plan and this Participation Agreement back to the Employer.
     9. General Provisions
          (a) No Assignment. No benefit under the Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Participation Agreement. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.
          (b) Headings. The headings contained in the Participation Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Participation Agreement or the construction of any provision thereof.

          (c) Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.
          (d) Successors. This Participation Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors the Employer’s assigns.
          (e) Amendments. This Participant Agreement may not be modified or amended except by a duly executed instrument in writing signed by the Employer and the Participant.
          (f) Payment Periods. For the avoidance of doubt, any payment due under this Participation Agreement within a period following Participant’s Termination of Employment, death, Disability or other event, shall be made on a date during such period as determined by the Employer in its sole discretion.
          (g) Section 409A. It is intended that this Participation Agreement and the Plan shall comply with the provisions of Code Section 409A and the Regulations relating thereto so as not to subject Participant to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Participation Agreement and the Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.
IN WITNESS WHEREOF, each of the parties has caused this Participation Agreement to be executed as of the day first above written.

PARTICIPANT:		COMMUNITY FIRST BANK & TRUST:

Dianne Scroggins		By:	/s/ Marc Lively

/s/ Dianne Scroggins			Title: President & CEO

Signature of Participant

ATTESTED:		ATTESTED:

By:	/s/ Jon Thompson	By:	/s/ Mike Saporito

	Title: Controller		Title: SVP / COO

LIST OF COLLATERAL DOCUMENTS
EXHIBIT A
COMMUNITY FIRST BANK & TRUST
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
EXHIBIT B
COMMUNITY FIRST BANK & TRUST
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
BENEFICIARY DESIGNATION